                                                                   EXHIBIT 4-C-7
                                                                   -------------

                                                                  EXECUTION COPY

                              HARTMARX CORPORATION

            SEVENTH AMENDMENT AND WAIVER TO THE AMENDED AND RESTATED
                                CREDIT AGREEMENT

                  This SEVENTH AMENDMENT AND WAIVER TO THE AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") is dated as of December 13, 2001 and entered into by and among HARTMARX CORPORATION, a Delaware corporation ("Borrower"), the LENDERS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to as a "Lender" and collectively as "Lenders"), GENERAL ELECTRIC CAPITAL CORPORATION, as Managing Agent and Collateral Agent for Lenders ("Managing Agent"), and THE BANK OF NEW YORK and BANK OF AMERICA, N.A., as co-agents (collectively, the "Co-Agents"), and, for purposes of Sections 4 and 5 hereof, the GUARANTORS IDENTIFIED ON THE SIGNATURE PAGES HEREOF (collectively the "Guarantors"), and is made with reference to that certain Amended and Restated Credit Agreement dated as of August 18, 1999 among Borrower, Lenders, Managing Agent and Co-Agents (as amended, the "Credit Agreement"; capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement). Unless otherwise indicated, Section and subsection references contained herein shall be to the corresponding Sections and subsections of the Credit Agreement.

                                    RECITALS

                  WHEREAS, the Borrower (i) was not able to timely deliver to the Managing Agent on or prior to October 26, 2001, as required by Section 6.14A
                                                                   -------------
of the Credit Agreement, a fully executed and notarized Mortgage relating to the Easton, Pennsylvania property, which failure resulted in an Event of Default under Section 8.3 of the Credit Agreement, (ii) was not able to timely deliver
      -----------
to the Managing Agent on or prior to October 26, 2001, as required by Section
                                                                      -------
6.15 of the Credit Agreement, a copy of a bona fide proposal letter or letter of
----
interest, in form and substance acceptable to the Managing Agent, to provide not less than $25,000,000 of Additional Liquidity Proceeds by a Person with the financial ability to provide such Additional Liquidity Proceeds, which failure resulted in an Event of Default under Section 8.3 of the Credit Agreement, (iii)
                                      -----------
was not able to deliver to the Managing Agent on or prior to November 26, 2001, as required by Section 6.15 of the Credit Agreement, a copy of a binding
               ------------
commitment letter, in form and substance acceptable to the Managing Agent, to provide not less than $25,000,000 of Additional Liquidity Proceeds by a Person with the financial ability to provide such Additional Liquidity Proceeds, which failure resulted in an Event of Default under Section 8.3 of the Credit
                                              -----------
Agreement, (iv) may be unable to pay the principal or interest due and payable on January 15, 2002 with respect to the Senior Subordinated Notes, which failure would result in an Event of Default under Section 8.2 of the Credit Agreement,
                                          -----------
(v) was unable to comply with Section 5.8A of the Credit Agreement by reason of
                              ------------
the Events of Default described in this paragraph, which failure itself resulted in an Events of Default under Section 8.4 of the Credit Agreement (such Events of Default, together with the Events of Default described in clauses (i) through
(iv) of this paragraph, being hereinafter collectively referred to as the "Specified Direct Defaults"), and (vi) the occurrence and continuation of the Specified Direct Defaults constitute events of default under both the Canadian Credit Agreement and the Indiana Real Estate Financing, which events of default constitute Events of Default under
Section 8.2 of the Credit Agreement (the "Cross Defaults," and collectively with the Specified Direct Defaults, the "Specified Defaults");

                  WHEREAS, the Borrower has informed the Agents and the Lenders that it desires to exchange all of the existing Senior Subordinated Notes for a cash payment by the Borrower and its issuance of "New Senior Subordinated Notes" (as defined herein) to the holders of the existing Senior Subordinated Notes upon the terms and conditions satisfactory to the Managing Agent and the Requisite Lenders hereby; and

                  WHEREAS, the Borrower has requested that the Requisite Lenders
(i) waive the Specified Defaults, (ii) permit the Borrower's proposed exchange of Senior Subordinated Notes for cash and New Senior Subordinated Notes and
(iii) amend certain provisions of the Credit Agreement as set forth herein, and, subject to the terms and conditions of this Agreement, the Requisite Lenders have agreed to such requests.

                  NOW, THEREFORE, in consideration of the foregoing premises, the terms and conditions stated herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Borrower, the Requisite Lenders and the Managing Agent, such parties hereby agree as follows:

                  SECTION 1. Amendment to Credit Agreement. Subject to the
                             -----------------------------
satisfaction of each of the conditions set forth in Section 3 of this Agreement, the Credit Agreement is hereby amended as follows (unless otherwise specified, section, article, exhibit and schedule references refer to sections, articles, exhibits and schedules of the Credit Agreement):

         A.  Amendments to Subsection 1.1.
         ---------------------------------

                  (i) Subsection 1.1 is amended by adding the following
                      --------------
definitions to such section in their respective applicable alphabetical locations:

                  "Additional Liquidity Proceeds" has the meaning set forth in subsection 6.15 hereof.

                  "Approved Exchange Offer" means an exchange of all or a portion of the Senior Subordinated Notes for a cash payment by the Borrower and its issuance of New Senior Subordinated Notes to the holders of the Senior Subordinated Notes pursuant to terms and conditions approved in writing by the Requisite Lenders.

                  "Liquidity Proceeds" has the meaning set forth in subsection
         6.15 hereof.

                  "New Senior Subordinated Notes" means senior subordinated notes issued by the Borrower pursuant to an Approved Exchange Offer.

                  "New Subordinated Note Indenture" means an indenture pursuant to which the Borrower issued or is to issue New Senior Subordinated Notes.

                  "Seventh Amendment" shall mean that certain Seventh Amendment and Waiver to Amended and Restated Credit Agreement dated as of December 13, 2001 by and among Borrower, Managing Agent, Co-Agents and Lenders.

                  (ii) Subsection 1.1 of the Credit Agreement is hereby further amended by deleting the following definitions in their entirety and substituting the following therefor:

                  "Related Documents" means, collectively, (i) the New Senior Subordinated Notes, (ii) the New Subordinated Note Indenture, (iii) the Senior Subordinated Notes, (iv) the Subordinated Note Indenture, (v) the Existing EDBs, (vi) the ESOP Loan Documents, (vii) the Coppley Documents and (viii) the Refinancing Debt Documents."

                  "Required Excess Availability Amount" shall mean the Excess Availability amount required to be maintained by the Borrower as set forth below opposite the applicable period:

        ------------------------------------------ ----------------------------
                             Period                    Required Excess
                                                       Availability Amount
        ------------------------------------------ ----------------------------
        December 13, 2001 - January 14, 2002       $15 Million
        ------------------------------------------ ----------------------------
        January 15, 2001 and thereafter            $10 Million
        ------------------------------------------ ----------------------------

                  (iii) Subsection 1.1 of the Credit Agreement is hereby further
                        --------------
amended by deleting the definition of "Subordinated Indebtedness" in its entirety and substituting the following therefor:

                  "Subordinated Indebtedness" means (i) the Indebtedness of Borrower evidenced by the Senior Subordinated Notes, (ii) the Indebtedness of Borrower evidenced by the New Senior Subordinated Notes and (iii) any other Indebtedness of Borrower (including without limitation any subordinated Refinancing Indebtedness) subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to Managing Agent and Requisite Lenders.

         B.  Amendments to Subsection 2.3.
         ---------------------------------

                  (i)      Subsection 2.3A is amended by deleting in its
                           ---------------
entirety the last full sentence thereof and substituting the following therefor:

         "Each of the above commitment fees shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable (i) with respect to fees accruing on or prior to January 1, 2002, quarterly in arrears on April 1, July 1, October 1 and January 1,
         (ii) with respect to fees accruing after January 1, 2002, monthly in arrears on the first day of each calendar month commencing thereafter, and (iii) on the Commitment Termination Date."

                  (ii)     Subsection 2.3B is amended by deleting in its
                           ---------------
entirety such section and substituting the following therefor:

                  "B. Annual Administrative Fee. Borrower agrees to pay to Managing Agent an annual administrative fee in the amount of $50,000, payable (i) quarterly in advance on April 1, July 1, October 1 and January 1 with respect to fees due on or prior to January 1, 2002, and
         (ii) with respect to fees due after January 1, 2002, annually in advance on the first day of each April, commencing with April 1, 2002."

                  (iii) Subsection 2.3C is amended by deleting in its entirety
                        ---------------
such section and substituting the following therefor:

                  "C. Collateral Agent Fee. Borrower agrees to pay to Collateral Agent an annual collateral agent's fee equal to $50,000 per year, payable (i) quarterly in advance on April 1, July 1, October 1 and January 1 with respect to fees accruing on or prior to January 1, 2002, and (ii) with respect to fees due after January 1, 2002, annually in advance on the first day of each April, commencing with April 1, 2002."

         C.  Amendments to Subsection 2.4A(iii)(d)
         -----------------------------------------

                  (i) Subsection 2.4A(iii)(d) is hereby amended by deleting such subsection in its entirety and substituting the following therefor:

                  "(d) Prepayments from Liquidity Proceeds and Additional
                       --------------------------------------------------
         Liquidity Proceeds. Immediately upon receipt by Borrower of Liquidity
         ------------------
         Proceeds or Additional Liquidity Proceeds pursuant to subsection 6.15 prior to June 30, 2002, except for such Additional Liquidity Proceeds as are deemed to have been received by Borrower upon consummation of an Approved Exchange Offer, Borrower shall prepay the Swing Line Loans and the Revolving Loans in an amount equal to such proceeds. Any mandatory prepayment of the Loans pursuant to this subsection 2.4A(iii)(d) shall be applied as provided in subsection 2.4A(iv), except that the Revolving Loan Commitments will not be reduced as a result of such prepayment."

         D.  Amendments to Subsection 3.2
         --------------------------------

                  (i) Subsection 3.2(i) is hereby amended by deleting such subsection in its entirety and substituting the following therefor:

         "(i) with respect to each Financial Standby Letter of Credit, (a) a fronting fee equal to 0.25% of the aggregate maximum amount available to be drawn under such Financial Standby Letter of Credit and (b) a letter of credit fee equal to the Applicable Margin that would be applicable to LIBOR Rate Loans made during such period (regardless of whether LIBOR Rate Loans are in fact made during such period), changing as and when such Applicable Margin changes, multiplied by the average daily maximum amount available to be drawn under such Financial Standby Letter of Credit, in each case computed on the basis of a 360-day year for the actual number of days elapsed and payable (i) quarterly in arrears on April 1, July 1, October 1 and January 1 with respect to fees accruing on or prior to January 1, 2002, and (ii) with respect to fees accruing after

         January 1, 2002, monthly in arrears on the first day of each calendar month, commencing with February 1, 2002."

                  (ii) Subsection 3.2(ii) is hereby amended by deleting such subsection in its entirety and substituting the following therefor:

         "(ii) with respect to each Nonfinancial Standby Letter of Credit, (a) a fronting fee equal to 0.25% of the aggregate maximum amount available to be drawn under such Nonfinancial Standby Letter of Credit and (b) a letter of credit fee equal to the Applicable Margin that would be applicable to LIBOR Rate Loans made during such period (regardless of whether LIBOR Rate Loans are in fact made during such period), changing as and when such Applicable Margin changes, less 0.50% per annum multiplied by the average daily maximum amount available to be drawn under such Nonfinancial Standby Letter of Credit, in each case computed on the basis of a 360-day year for the actual number of days elapsed and payable (i) quarterly in arrears on April 1, July 1, October 1 and January 1 with respect to fees accruing on or prior to January 1, 2002, and (ii) with respect to fees accruing after January 1, 2002, monthly in arrears on the first day of each calendar month, commencing with February 1, 2002."

         E.  Amendments to Subsection 5.2.

                  (i)      Subsection 5.2E is amended by deleting such section
                           ---------------
 in its entirety and substituting the following therefor:

                  "E. Valid Issuance of Senior Subordinated Notes and New Senior Subordinated Notes. Borrower has the corporate power and authority to issue the Senior Subordinated Notes and the New Senior Subordinated Notes. The Senior Subordinated Notes and the New Senior Subordinated Notes, when issued and paid for, will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by general equitable principles whether enforcement is sought in equity or at law. The Loans, Letters of Credit and all other Obligations hereunder are and will be within the definitions of "Senior Debt" included in each of the Subordinated
         Note Indenture and, upon the effectiveness thereof, the New Subordinated Note Indenture and are (or in the case of the New Subordinated Note Indenture will be) the only liabilities that constitute "Designated Senior Debt" as defined therein. The Senior Subordinated Notes and the New Senior Subordinated Notes, when issued and sold, will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt from registration thereunder."

         F.  Amendments to Section 4.
         --  ------------------------

                  (i)      Subsections 4.2B(ii) and 4.4C(v) are each amended to
                           --------------------     -------
 add the following phrase at the end of each such subsection:

         "other than a `Specified Default' during the `Forbearance Period' as such terms are defined in the Seventh Amendment."

         G.  Amendment to Subsection 5.8A.
         --------------------------------

                  (i)      Subsection 5.8A is amended to add the following
                           ---------------
phrase at the end of such subsection:

         "and except the occurrence of `Specified Defaults' during the `Forbearance Period' as such terms are defined in the Seventh Amendment."

         H.  Amendments to Subsection 6.15.

                  (i)      Subsection 6.15 is amended by deleting the first
                           ---------------
 paragraph thereof in its entirety and to substituting the following therefor:

                  "During the period from the Third Amendment Effective Date to June 30, 2002, Borrower shall receive not less than $10,000,000 of net cash proceeds from any of the following transactions in the aggregate (such proceeds in the aggregate, received from such sources, whether received on, prior to or after such date and prior to June 30, 2002, being the "Liquidity Proceeds"): (i) Indebtedness secured by Liens on any of the properties listed in Exhibit B to the Third Amendment and permitted under subsection 7.1(xv) hereof, (ii) the sale of the capital stock of Austin Reed or other Asset Sales permitted under subsection
         7.7 hereof, (iii) the issuance by Borrower of its common or preferred equity securities pursuant to documentation delivered to Managing Agent and Lenders and in form and substance satisfactory to Managing Agent; provided that all net cash proceeds from all transactions described in
         --------
         this sentence of subsection 6.15 shall be immediately applied to repay Loans in accordance with this Agreement; provided further, for purposes
                                                  ----------------
         of this sentence, all Additional Liquidity Proceeds received in excess of $25,000,000 shall be deemed to be Liquidity Proceeds, it being agreed and understood that, for purposes hereof, upon consummation of an Approved Exchange Offer, the Borrower shall be deemed to have received Additional Liquidity Proceeds in an amount equal to the outstanding principal amount of Senior Subordinated Notes exchanged and cancelled pursuant to such transaction. In addition to the receipt of Liquidity Proceeds as provided in the preceding sentence, during the period from the Sixth Amendment Effective Date to January 31, 2002 (such proceeds in the aggregate, received from such sources, excluding any Liquidity Proceeds, the "Additional Liquidity Proceeds") (i) Borrower shall receive not less than $25,000,000 of net cash proceeds from the issuance by Borrower of its common or preferred equity securities pursuant to documentation delivered to Managing Agent and Lenders and in form and substance satisfactory to Managing Agent or from the issuance of Refinancing Indebtedness or (ii) Borrower shall have consummated an Approved Exchange Offer. The Borrower hereby represents and warrants that it has received $4,306,022.66 of Liquidity Proceeds contemplated by this subsection 6.15 on or prior to December 10, 2001."

         I.  Amendments to Section 7.
         ----------------------------

                  (i) Subsection 7.1(x) is amended by deleting such subsection in its entirety and to substituting the following therefor:

         "(x)     Borrower may remain liable in respect of the Senior
         Subordinated Notes and the New Senior Subordinated Notes;"

                  (ii) Subsection 7.5 is amended to add the parenthetical
                       --------------
"(except with respect to Restricted Junior Payments under clauses (ii), (iii) and (vii) below)" immediately prior to the phrase in the proviso thereof "as
                                                         -------
long as no Event of Default or Potential Event of Default has occurred and is continuing, or would result therefrom".

                  (iii) Subsection 7.5 is further amended by deleting clause
                        --------------
(ii) of such subsection in its entirety and to substituting the following therefor:

         "(ii) make regular scheduled interest payments on the Senior Subordinated Notes and the New Senior Subordinated Notes;"

                  (iv) Subsection 7.5 is further amended by deleting clause
                       --------------
(iii) of such subsection in its entirety and to substituting the following therefor:

         "(iii) consummate an Approved Exchange Offer;"

                  (v) Subsection 7.5 is further amended by deleting clauses (vi) and (vii) of such subsection in their entirety and to substituting the following therefor:

         "(vi) repay the Senior Subordinated Notes in an aggregate amount not to exceed $8,000,000 with the proceeds of Indebtedness received on or prior to December 13, 2001 and secured by Liens on any of the properties listed on Exhibit B to the Third Amendment permitted under subsection 7.1(xv) hereof; and (vii) in addition to transactions permitted by the foregoing clauses, use cash on hand to pay the outstanding principal balance and accrued interest with respect to the Senior Subordinated Notes which is due and payable at their final maturity, or to repurchase such Senior Subordinated Notes; provided
                                                                    --------
         that (x) an Approved Exchange Offer has been consummated or is being consummated concurrently with such payments or repurchases and (y) Excess Availability as of the date of such payment or repurchase shall not be less than the Required Excess Availability Amount (after giving effect to such payments or repurchases); provided further that on or
                                                  ----------------
         prior to the date of any such payments or repurchases, the Managing Agent shall have received an Officer's Certificate of Borrower, in form and substance satisfactory to Managing Agent, confirming such Excess Availability and the satisfaction of any other requirements of this subsection 7.5(vii), in reasonable detail as of such date."

                  (vi)     Subsection 7.6C is amended by deleting such
                           ---------------
subsection in its entirety and substituting the following therefor:

         "C. Minimum Consolidated Adjusted EBITDA. Borrower shall not permit its Consolidated Adjusted EBITDA for the period commencing on September 1, 2001 and ending as of the last day of any month set forth below to be less (or, in the case of a loss, to be a greater loss) than the correlative amount indicated:

                   ---------------------- -------------------------------------
                   Period                 Minimum Consolidated Adjusted EBITDA
                   ---------------------- -------------------------------------
                   November 30, 2001                   $2,200,000
                   ---------------------- -------------------------------------
                   December 31, 2001                  $(2,500,000)
                   ---------------------- -------------------------------------
                   January 31, 2002                    $1,300,000
                   ---------------------- -------------------------------------
                   February 28, 2002                   $6,700,000
                   ---------------------- -------------------------------------
                   May 31, 2002                       $10,500,000
                   ---------------------- -------------------------------------

         As soon as available and in any event within thirty days after the end of each period during which this subsection 7.6C is applicable (or, in the case of the period ending November 30, 2001, by January 10, 2002), Borrower shall deliver to Managing Agent and Lenders a compliance certificate in form and substance satisfactory to Managing Agent setting forth its Consolidated Adjusted EBITDA for the applicable period and stating whether or not Borrower is in compliance with this subsection 7.6C as of the end of such period."

                  (vii)    Section 7 is further amended by the addition of the
                           ---------
following Subsection 7.18:
          ---------------

         7.18.  Designated Senior Debt.

                  Anything in the Loan Documents or the Related Documents to the contrary notwithstanding, in no event shall Borrower permit any Indebtedness or Contingent Obligations other than the Obligations to constitute or be designated as "Designated Senior Debt" (as that term is defined in the New Subordinated Note Indenture). This subsection
         7.18 shall not be amended, modified, terminated or waived without a written consent signed by or on behalf of all the Lenders.

         J.  Amendment to Subsection 8.2.
         --  ----------------------------

                  (i)      Subsection 8.2(b)(iii) is amended by deleting such
                           ----------------------
subsection in its entirety and substituting the following therefor:

         "or (iii) breach or default by Borrower or any of its Subsidiaries under the Senior Subordinated Notes, the New Senior Subordinated Notes, the Subordinated Note Indenture or the New Subordinated Note Indenture or any of the Refinancing Debt Documents;"

         K.  Amendment to Subsection 10.21A(iv)
         --  ----------------------------------

                  (i)      Subsection 10.21A(iv) is amended by deleting in its
                           ---------------------
entirety such subsection and substituting the following therefor:

         "(iv) Notwithstanding the date, manner or order of perfection or recording of the security interests and Liens granted pursuant to the Collateral Documents, and notwithstanding any provisions of the UCC, of any applicable law or decision, or of the Loan Documents, or whether Borrower or Collateral Agent holds possession of all or any part of the Collateral, all right, title and interest of Borrower as a secured party in and to any Collateral (collectively, the "Junior Lien") is junior and subordinate to all rights and interests of Agents and Lenders therein, and that the priorities, subordinations and distribution arrangements specified in this Section 10.21 and the other provisions of this Section 10.21 with respect to any Collateral are expressly intended to be effective regardless of the avoidability or non-perfection of the security interests and Liens held by Collateral Agent in such Collateral, and in the event the security interests or Liens held by Collateral Agent in any Collateral is judicially determined to be unperfected or is avoided for any reason, then the priorities, subordinations and distribution arrangements provided for in this Section 10.21, shall as to the parties to this Agreement, remain effective as to such Collateral; provided that the Requisite Lenders may, at their option and at any time, waive any of the subordination provisions of this subsection 10.21A(iv). Borrower agrees that it will not challenge the legality, validity, enforceability or priority of the Obligations or the legality, validity, enforceability, perfection or priority of the Liens granted pursuant to the Collateral Documents as set forth herein or the rights of any secured party thereunder."

                  SECTION 2.        Forbearance and Waiver.
                                    ----------------------

                  (a) Upon the satisfaction of the conditions precedent set forth in Section 3 hereof, the Managing Agent and the Requisite Lenders, on
         ---------
behalf of all Lenders, hereby agree to forebear and not take any of the following actions as a result of the occurrence and continuance of any of the Specified Defaults for the period beginning on the date this Agreement becomes effective and ending immediately upon the earliest of (i) the occurrence of any Event of Default other than any of the Specified Defaults, (ii) January 31, 2002, and (iii) the Borrower's failure to commence an Approved Exchange Offer on or prior to December 21, 2001, or the subsequent termination or expiration of such Approved Exchange Offer prior to its consummation, or any amendment or modification of such Approved Exchange Offer without the prior written approval of the Requisite Lenders (such period being hereinafter referred to as the "Forbearance Period"): terminate any of the Commitments, commence judicial
 ------------------
enforcement proceedings against the Borrower or any of the Guarantors with respect to the payment of any Obligations, commence any foreclosure or levy against or seizure of all or any portion of the Collateral (other than pursuant to Section 6.10), or apply the increased rates of interest as described in
   ------------
Subsection 2.2E of the Credit Agreement to the outstanding principal amount of any Loans and any interest payments thereon not paid when due and any fees and other amounts then due and payable under the Credit Agreement pursuant to Subsection 2.2E thereof.
---------------

                  (b) The Managing Agent and the Requisite Lenders, on behalf of all the Lenders, expressly reserve the right to exercise all remedies under the Loan Documents and applicable law with respect to all now existing and hereafter arising Events of Default immediately upon the expiration of the Forbearance Period, including, without limitation, the rights and remedies identified in clauses (1) through (4) of subsection (a) above, in respect of all Specified
-----------         ---
Defaults and any other Events of Default then existing.

                  (c) Except for the forbearance to the extent expressly set forth above, the Managing Agent and the Requisite Lenders, on behalf of all the Lenders, reserve each and every right and remedy they may have under the Loan Documents and under applicable law. Nothing in this Agreement shall be deemed to constitute a waiver by the Managing Agent or any Lender of any Event of Default, whether now existing or hereafter arising, or of any right or remedy the Managing Agent and the Lenders may have under any of the Loan Documents or applicable law, except to the extent expressly forborne as set forth above in subsection (a) or waived pursuant to subsection (d) below. In furtherance and not in limitation of the foregoing, the Borrower acknowledges that the Managing Agent shall have the present right to deliver to the holders of the Senior Subordinated Notes a "Payment Notice" pursuant to Section 10.3 of the
                                                  ------------
Subordinated Note Indenture, and that, following such notice and during the resulting "Payment Blockage Period" as defined therein, no further payments on the Senior Subordinated Notes may be made by the Borrower or accepted by such holders thereunder as provided therein.

                  (d) Notwithstanding the foregoing, if, prior to the expiration of the Forbearance Period, the Borrower consummates an Approved Exchange Offer, then, effective concurrently with such consummation, each of the Specified Defaults shall be hereby waived by the Lenders without the requirement of any further action by any party hereto.

                  SECTION 3. Effectiveness of the Amendment and Waiver;
                             -----------------------------------------
Conditions Precedent. The provisions of Sections 1 and 2 of this Agreement shall
--------------------                    ----------     -
become effective as of the date hereof upon the Managing Agent's receipt of each of the following:

                  (a) originally-executed (or facsimiles of originally-executed) counterparts of this Agreement executed and delivered by duly authorized officers of the Borrower, each Guarantor and the Requisite Lenders;

                  (b) payment, in immediately available funds, of the amendment fee described in that certain Fee Letter of even date herewith by and between the Managing Agent and the Borrower, which amendment fee shall be allocated among the Lenders who execute and deliver counterparts to this Agreement on or before December 17, 2001 ratably based upon their relative Revolving Commitments and interests in the outstanding Tranche C Term Loans; and

                  (c) waiver or forbearance agreements, in form and substance acceptable to the Managing Agent, from the holders of Indebtedness issued pursuant to the Canadian Credit Agreement and the Indiana Real Estate Financing, effectively waiving the Cross Defaults thereunder or forbearing from their exercise of enforcement remedies with respect thereto.

                  SECTION 4. Representations and Warranties. The Borrower and
                             ------------------------------
each Guarantor hereby represents and warrants that (a) this Agreement constitutes its legal, valid and binding obligation, enforceable against each such party in accordance with its terms and (b) there is no consent, approval or other requirement known to the Borrower or such Guarantor which could reasonably be expected to impair or materially delay the Borrower's or such Guarantor's ability to perform its obligations under this Agreement or the Credit Agreement as proposed to be amended hereby and (c) except for the Specified Defaults, no Default or Event of Default exists and is continuing.

                  SECTION 5. Reaffirmation, Ratification and Acknowledgment. (a)
                             ----------------------------------------------
The Borrower and each of the Guarantors hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, and each grant of security interests and liens in favor of the Managing Agent, under each Loan Document to which it is a party, (ii) agrees and acknowledges that such ratification and reaffirmation is not a condition to the continued effectiveness of such Loan Documents, and (iii) agrees that neither such ratification and reaffirmation, nor the Managing Agent's nor any Lenders' solicitation of such ratification and reaffirmation, constitutes a course of dealing giving rise to any obligation or condition requiring a similar or any other ratification or reaffirmation from the Borrower or the Guarantors with respect to any subsequent modifications consent or waiver with respect to the Credit Agreement or other Loan Documents. The Credit Agreement and each other Loan Document is in all respects hereby ratified and confirmed and, except as is expressly set forth in
Section 2 hereof, neither the execution, delivery nor effectiveness of this Agreement shall operate as a waiver of any Default or Event of Default (whether or not known to the Managing Agent, the Collateral Agent or any Bank) or any right, power or remedy of the Managing Agent, the Collateral Agent or any Bank of any provision contained in the Credit Agreement or any other Loan Document, whether as a result of any Default or Event of Default or otherwise. This Agreement shall constitute a "Loan Document" for purposes of the Credit Agreement.

                  (b) The Borrower and each of the Guarantors hereby acknowledges and confirms that (i) it does not have any grounds, and hereby agrees not to challenge (or to allege or to pursue any matter, cause or claim arising under or with respect to), in any case based upon acts or omissions of the Managing Agent or any of the Lenders occurring prior to the date hereof or facts otherwise known to it as of the date hereof, the effectiveness, genuineness, validity, collectibility or enforceability of the Credit Agreement or any of the other Loan Documents, the Obligations, the Liens securing such Obligations, or any of the terms or conditions of any Loan Document (it being understood that such acknowledgement and confirmation does not preclude the Borrower or the Guarantors from challenging the Managing Agent's or any Bank's interpretation of any term or provision of the Credit Agreement or other Loan Document) and (ii) it does not possess (and hereby forever waives, remises, releases, discharges and holds harmless the Requisite Lenders, the Managing Agent and their respective affiliates, stockholders, directors, officers, employees, attorneys, agents and representatives and each of their respective heirs, executors, administrators, successors and assigns (collectively, the "Indemnified Parties") from and against, and agrees not to allege or pursue) any action, cause of action, suit, debt, claim, counterclaim, cross-claim, demand, defense, offset, opposition, demand and other right of action whatsoever, whether in law, equity or otherwise (which it, all those claiming by, through or under it, or its successors or assigns, have or may have) against the Indemnified Parties, or any of them, by reason of, any matter, cause or thing whatsoever, with respect to events or omissions occurring or arising on or prior to the date hereof and relating to the Credit Agreement or any of the other Loan Documents (including, without limitation, with respect to the payment, performance, validity or enforceability of the Obligations, the Liens securing the Obligations or any or all of the terms or conditions of any Loan Document) or any transaction relating thereto; provided, however, that neither the
                                     -----------------------
Borrower nor any Guarantor hereby releases or holds harmless any Indemnified Party for actions or omissions by any such Indemnified Party constituting, or losses or expenses directly resulting from, the gross negligence or willful misconduct of such Indemnified Party as determined by a final judgment of a court of competent jurisdiction.

                  SECTION 6. Additional Liquidity Reserve. Pursuant to the
                             ----------------------------
provisions of the Credit Agreement, the Collateral Agent has established, in its discretion, effective immediately, an additional liquidity reserve against the Borrowing Base in the amount of $15,000,000, which reserve (based upon the Collateral Agent's current intent and subject to its continuing discretion) shall be reduced to $5,000,000 if and when an "Approved Exchange Offer" is consummated (as proposed to be defined pursuant to Subsection 1.1 of this Agreement).

                  SECTION 7.  Miscellaneous.

                  (a) Execution in Counterparts; Governing Law This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  (b) Section Titles. The section titles contained in this
                      --------------
Agreement are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

                  (c) Managing Agent's Expense. The Borrower hereby agrees to
                      ------------------------
promptly reimburse the Managing Agent for all reasonable out-of-pocket expenses, including, without limitation, attorneys' and paralegals fees, it has heretofore or hereafter incurred or incurs in connection with the preparation, negotiation and execution of this Agreement or any document, instrument, agreement delivered pursuant to this Agreement.

                                     * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Waiver to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                      BORROWER:

                      HARTMARX CORPORATION

                      By:      /s/ Glenn R. Morgan
                               ----------------------------------------------
                               Glenn R. Morgan, Executive Vice President and Chief Financial Officer




                      7th Amendment Signature Page, 1 of 9

                                   GUARANTORS:

                              HMX Sportswear, Inc. (formerly known as
                              American Apparel Brands, Inc.)
                              Anniston Sportswear Corporation
                              Briar, Inc.
                              Consolidated Apparel Group, Inc.
                              C.M. Clothing, Inc.
                              C.M. Outlet Corp.
                              Chicago Trouser Company, Ltd.
                              Country Miss, Inc.
                              Country Suburbans, Inc.
                              Direct Route Marketing Corporation
                              E-Town Sportswear Corporation
                              Fairwood-Wells, Inc.
                              Gleneagles, Inc.
                              Handmacher Fashions Factory Outlet, Inc.
                              Handmacher-Vogel, Inc.
                              Hartmarx International, Inc.
                              Hart Schaffner & Marx
                              Hart Services, Inc.
                              Thos. Heath Clothes, Inc.
                              TAG Licensing, Inc.
                              Hickey-Freeman Co., Inc.
                              Higgins, Frank & Hill, Inc.
                              Hoosier Factories, Incorporated
                              HSM University, Inc.
                              Intercontinental Apparel, Inc.
                              International Women's Apparel, Inc.
                              Jaymar-Ruby, Inc.
                              JRSS, Inc.
                              Kuppenheimer Men's Clothiers
                              Dadeville, Inc.
                              Men's Quality Brands, Inc.
                              National Clothing Company, Inc.
                              106 Real Estate Corp.
                              Robert's International Corporation
                              SALHOLD, Inc.
                              Seaford Clothing Co.
                              Society Brand, Ltd.
                              Robert Surrey, Inc.
                              Tailored Trend, Inc.
                              Thorngate Uniforms, Inc.
                              Trade Finance International Limited
                              Universal Design Group, Ltd.
                              M. Wile & Company, Inc.


                      7th Amendment Signature Page, 2 of 9

                               Winchester Clothing Company
                               Yorke Shirt Corporation

                                   By:  /s/ Glenn R. Morgan
                                        ----------------------------------------
                                         Glenn R. Morgan

                                         Vice President of each of the foregoing




                      7th Amendment Signature Page, 3 of 9

                               LENDERS:

                               GENERAL ELECTRIC CAPITAL CORPORATION,
                               individually, as Managing Agent and as
                               Collateral Agent

                               By:     /s/ Michael J. McKay
                                       -----------------------------------
                               Name:   Michael J. McKay
                               Title:  Duly Authorized Signatory



                      7th Amendment Signature Page, 4 of 9

                               THE BANK OF NEW YORK,

                               individually, as Co-Agent and as Issuing Lender for the Letters of Credit


                               By:      /s/ Charlotte Sohn Fulks
                                        ----------------------------------------
                               Name:    Charlotte Sohn Fulks
                               Title:   Vice President


                      7th Amendment Signature Page, 5 of 9

                               BANK OF AMERICA, N.A.,

                               individually and as Co-Agent

                               By:      /s/ James Gurgone
                                        ----------------------------------------
                               Name:    James Gurgone
                               Title:   Vice President


                      7th Amendment Signature Page, 6 of 9

                               MANUFACTURERS AND TRADERS TRUST COMPANY

                               By:      /s/ Christopher Kania
                                        ----------------------------------------
                               Name:    Christopher Kania
                               Title:   Vice President



                      7th Amendment Signature Page, 7 of 9

                               HARRIS TRUST AND SAVINGS BANK

                               By:      /s/ Ronald V. Redd
                                        --------------------------------------
                               Name:    Ronald V. Redd
                               Title:   Vice President


                      7th Amendment Signature Page, 8 of 9

                               THE NORTHERN TRUST COMPANY

                               By:      /s/ O. Georgiev
                                        ----------------------------------------
                               Name:    O. Georgiev
                               Title:   Vice President


                      7th Amendment Signature Page, 9 of 9